EXHIBIT 99.1

CONTACT:	Mona J. Walsh or Art Gormley
The Dilenschneider Group
212-922-0900
mwalsh@dgi-nyc.com
agormley@dgi-nyc.com

For Immediate Release

AremisSoft Announces Agreement With Securities Class Action Plaintiffs

— Files Voluntary Petition Under Chapter 11 —

Minneapolis, MN, March 15, 2002, AremisSoft Corporation (Pink Sheets:AREM) today filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey.  The bankruptcy filing is to implement a plan of reorganization which will settle the securities class action plaintiffs’ claims against AremisSoft.

AremisSoft’s filing is expected to have no effect on the operations of SoftBrands, the Company’s wholly-owned subsidiary that provides enterprise software solutions.

The proposed reorganization plan would provide that:

•                  All secured and unsecured claims approved by the Court will be paid in full;

•                  AremisSoft will contribute its litigation claims and certain other assets to a liquidating trust that will pursue those claims and liquidate the assets primarily for the benefit of securities class action plaintiffs;

•                  Securities class action plaintiffs will receive all of the beneficial interests in the liquidating trust but SoftBrands will be entitled to 10 percent of the distributions from the trust;

•                  Holders of AremisSoft common stock will receive 39.5 percent of the common stock of SoftBrands and securities class action plaintiffs will receive 60.5 percent of the common stock of SoftBrands;

•                  All existing equity interests in AremisSoft will be cancelled and the Company dissolved.

The reorganization plan has not been approved and is subject to change by the Court.  Shareholders of record will receive a disclosure statement providing more detail about, and enclosing a copy of, the reorganization plan prior to its confirmation by the Court and will have an opportunity to vote on the reorganization plan.  At a hearing on Tuesday, March 19, 2002, AremisSoft will ask the Court to schedule a hearing to approve the disclosure statement related to AremisSoft’s plan of reorganization within the next 30 days.  If the disclosure statement is approved, solicitation materials will be distributed.  If the necessary classes of claims or interests vote to approve the plan, AremisSoft will seek to have the plan confirmed by June 15, 2002.

George Ellis, chairman and CEO of AremisSoft, stated, “This is a continuation of the process we began last October to separate our successful vertical software businesses from the legal and regulatory issues facing AremisSoft.  Strategically, today’s filing should be viewed as another important and necessary step in building SoftBrands into a world-class software company that can provide value for our customers, our employees and our shareholders.”

A letter to AremisSoft’s Shareholders was released today and will be posted at the SoftBrands web site: www.softbrands.com.

Investor Conference Call

The company will host an Investor conference call on Monday, March 18 at 7:00 AM (CST).  The dial in phone numbers are:  Domestic 800-638-8214, International 706-679-7012.  Participants will be asked to provide their name, leader’s name (George Ellis) and reference SoftBrands as the call host.  A digital recording will be available two hours after the completion of the conference call from 3/18/2002 to 3/20/2002 (midnight).  Dial in phone numbers for the digital recording are:  Domestic 800-642-1687 and International 706-645-9291 and enter the conference ID of 3579742.

About AremisSoft Corporation and SoftBrands, Inc.

AremisSoft, through its wholly owned subsidiary SoftBrands, develops, markets, implements and supports enterprise-wide applications software targeted at mid-sized organizations in the manufacturing and hospitality industries. The company’s software products help streamline and enhance an organization’s ability to manage and execute mission-critical functions such as accounting, purchasing, manufacturing, customer service and sales and marketing. For more information on SoftBrands access its website: www.softbrands.com.

Cautionary Statement: All statements, other than historical facts, included in the foregoing press release regarding the Company’s financial position, business strategy, and plans of management for future operations are “forward looking statements.” These statements are based on management’s beliefs and assumptions, and on information currently available to management. Forward looking statements include, but are not limited to, statements in which words such as “expect,” “see,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider,” or similar expressions are used. Forward looking statements are not guarantees of future performance. They involve risks, uncertainties, and assumptions, including the risk that the plan of reorganization might not be approved in its present form or at all, and the other risks discussed in the Company’s Form 8-K dated December 19, 2001, SEC File No. 0-25713, all of which are incorporated herein by reference. In particular: The Company is unable to substantiate the approximately $90 million of revenue reported from its emerging markets group for fiscal 2000, or the value of several acquisitions. The Company was able to confirm only $1.7 million in revenue in 2000 from the NHIF in Bulgaria while it reported $7.1 million in revenue from such contract. The Company has not filed periodic reports since the report for the quarter ended March 31, 2001, or restated prior reports to take account of the foregoing, and there is therefore no current financial information available regarding its operations. The Company is subject to pending litigation by the SEC, and by a class that consists of most of its former shareholders. The Company’s ongoing software businesses are subject to the risks inherent in the software applications markets in which they function, and world events that affect those markets, including the worldwide downturn in the hospitality business after September 11, 2001, and the general affects of a declining economy on the manufacturing business. The Company undertakes no obligation to publicly update these forward looking statements, whether as a result of new information, future events or otherwise.

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